Exhibit 10.1
SUMMARY SETTLEMENT AGREEMENT
made as of June 5th, 2009
Court file # CV-08-363659-00CP
ONTARIO
SUPERIOR COURT OF JUSTICE
BETWEEN
KENNETH SMITH, as Estate Trustee of the Last Will and Testament of
Margaret Smith, deceased, and RONALD ADRIEN ORIET
Plaintiffs
and
NATIONAL MONEY MART COMPANY and
DOLLAR FINANCIAL GROUP, INC.
Defendants
Proceeding Under the Class Proceedings Act, 1992
(the “Action”)
For the purposes of this Summary Settlement Agreement,
“Class” and “Class Members” mean both the class members defined in the certification order of Hoy J. and Ontario customers of Money Mart who will be added to the class because of the change in the Class Period described herein.
1.	Cash — The sum of $27.5 million in cash to the Class as follows:
(a)	the defendants will pay $7.5 million to Class Counsel (Sutts Strosberg LLP in trust) as costs in any event of the cause, as a term of the adjournment of the trial in the Action and the parties hereby consent to the order annexed hereto as Schedule “A”; and

(b)	in the event that this settlement is approved by the Court and any appeal(s) or appeal period(s) relating thereto have been finally disposed of or have lapsed (the “Settlement Approval”), the defendants will also pay, in a manner directed by the Court, the sum of $20 million as follows:

(i)	$2.5 million immediately upon Settlement Approval;

(ii)	$10 million on July 15, 2010; and

(iii)	$7.5 million on July 15, 2011.
2.	Debt Forgiveness & Credit Rehabilitation — Upon Settlement Approval, Money Mart will release 100% of all debts of Class Members incurred on or before April 30, 2009, that are still outstanding as of the date this settlement is approved by the Court, and Money Mart will take steps to notify all such Class Members that they have been released and are in good standing and can avail themselves of the full menu of products and services available at Money Mart stores, subject to normal qualification criteria. This has a current ascertainable value of approximately $43 million in relation to the class as defined in the certification order of Hoy J.

On or before Friday, June 12, 2009 at 5:00 p.m. EDT, Money Mart will provide the following to Class Counsel:
(a)	a disc listing the names of the additional Class Members to April 30, 2009 and the particulars of their Fast Cash Advance/payday loan transactions;

(b)	a disc listing all current Class Members and additional Class Members to April 30, 2009 with particulars of the alleged set-offs; and

(c)	their best estimate of the amount of the claimed set-off for the existing Class and the additional Class Members as of April 30, 2009.
3.	Transaction Credits — Upon Settlement Approval, Money Mart will provide $30 million in “Transaction Credits” as follows:
(a)	each Class Member shall be assigned a pro rated share of the Transaction Credits in a manner to be determined by the Court;

(b)	Transaction Credits shall be fully useable in all corporate and franchise locations across Canada, except stores located in the province of Quebec;

(c)	Transaction Credits can be used on all Money Mart products (including payday loans, cheque cashing, income tax preparation, debit cards, and other products and services [each of the foregoing defined as an “Eligible Service”]), except wire transfers, foreign exchange, and money order purchases;

(d)	the Transaction Credits shall be useable for Eligible Services in $5 increments. A maximum of $5 in Transaction Credits may be used per transaction, except for income tax preparation services in which case a maximum of $25.00 in Transaction Credits may be used per transaction;

(e)	Transaction Credits are fully transferable;

(f)	Transactions Credits expire 4 years after the date of the Settlement Approval (the “Expiration Date”);

(g)	annually, and at the Expiration Date, Money Mart will calculate the amount of unused Transaction Credits and report these amounts to the Court; at the Expiration Date, the unused credits (the “Unused Credits”) will be applied for the benefit of Money Mart customers who secure a payday loan from Money Mart from that date forward in the form of a credit against Money Mart’s usual and ordinary rate. The customers and the amount and manner of the credit will be fixed by the Court by motion on notice to Class Counsel at or about the time of the Expiration Date, taking into consideration commercial reasonableness and competitive circumstances. The Unused Credits will be applied until they are all used; and

(h)	any Class Member who receives the benefit of the release set out in clause 2 shall not participate in the distribution except as provided for in clause 3(g).
4.	Class Proceedings Fund — Semi-annually, Money Mart will pay to the Class Proceedings Fund 10% of all Transaction Credits and the Unused Credits as they are used for the benefit of Money Mart’s customers, in accordance with clause 3(g).

5.	Notice & Administration — Money Mart will undertake and pay all of the costs of administration of the settlement reflected herein, including the costs of independent auditing and reporting to the Court. Notice will be provided in Money Mart’s stores and external media. Money Mart’s records will be used to create a database which will list the names of the Class Members and the Transaction Credits which they are eligible to receive. Class Members will have access to a toll free phone number and the internet to be advised of their available Transaction Credits. Class Members will be asked to provide a current address so that Money Mart can mail the Transaction Credits to them.

6.	Class Period — The Class Period will be extended to the date on which the Ontario payday lending legislation and regulations are fully implemented, or December 31, 2009, whichever occurs first.

7.	Dollar Financial Group, Inc. shall guarantee Money Mart’s obligations under this Summary Settlement Agreement and the Detailed Agreement referred to in paragraph 9 below.

8.	From the monies available in clause 1, Class Counsel will be paid fees, disbursements and applicable taxes (“Class Counsel Fees”) to and including the date of the approval hearing in an amount and at a time to be fixed by the Court. Class Counsel will account for the monies received under clause l(a). The defendants will have no involvement in the approval process dealing with Class Counsel Fees.

9.	The parties agree to negotiate in good faith and execute, as promptly as practicable after the date hereof, a detailed settlement agreement (the “Detailed Agreement”) setting forth all of the terms and conditions of the settlement consistent with this Summary Settlement Agreement. If there are any disputes concerning the consistency of the Detailed Agreement with this Summary Settlement Agreement or the interpretation of this Summary Settlement Agreement, they shall be finally settled by the Hon. Frank Iacobucci in a summary manner and there shall be no appeal therefrom.

10.	This Summary Settlement Agreement shall be kept confidential by the signatories and their counsel and other agents and representatives and shall not be disclosed to any person, unless required by law, until it is publicly filed by the defendants no later than Tuesday, June 9, 2009 after 6:00 p.m. EDT. The signatories will be responsible for any breach of this confidentiality and nondisclosure undertaking by their counsel and other agents and representatives.

11.	This Summary Settlement Agreement is a legal, valid and binding obligation of the parties, enforceable in accordance with its terms.

12.	This Summary Settlement Agreement shall be governed by and construed and interpreted in accordance with the laws of the Province of Ontario.

Agreed to, the 5th day of June 2009, at Toronto, Ontario
/s/ Randy Underwood
On behalf of Dollar Financial Group, Inc.

/s/ Jeff Weiss
On behalf of National Money Mart Company

/s/ Harvey T. Strosberg for Ron Oriet
Ron Oriet (representative plaintiff) per Harvey T. Strosberg Q.C.

/s/ Harvey T. Strosberg for K. Smith
Kenneth Smith (representative plaintiff) per Harvey T. Strosberg, Q.C.